Exhibit 10.2

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("Summary") is hereby incorporated into and made a part of the attached Single-Tenant Triple Net Lease dated as of January [__], 2020, which pertains to the Premises described in Section 1.3 below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease.

1.1	Landlord's Address:

With a copy to:

1.2	Tenant's Address:	Systron Donner Inertial, Inc.
c/o EMCORE Corporation
Attn: General Counsel
2015 Chestnut St.
Alhambra, CA 91803

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
Attn: James J. Masetti
2550 Hanover Street
Palo Alto, CA 94304-1115

1.3	Premises: The real property located at 2700 Systron Drive, Concord, California, as more particularly described in Exhibit "A" attached hereto (the "Property"), together with all buildings, improvements and facilities, now or subsequently located on the Property from time to time, including, without limitation, the building containing approximately 103,026 rentable square feet (the "Building").

1.4	Commencement Date: [January ___], 2020

1.5	Lease Expiration Date: The date that is fifteen (15) years after the Commencement Date; provided, however, if such date is not the last day of the calendar month, then the Lease Expiration Date shall be the last day of such calendar month following the expiration of such fifteen (15)-year period.

1.6	Rent

Months of Initial Lease Term	Monthly Rent	Annual Rent
*1-12	$0.75 per rsf monthly	$927,234.00
13-24	$0.7725 per rsf monthly	$955,051.02
25-36	$0.7957 per rsf monthly	$983,733.46
37-48	$0.8195 per rsf monthly	$1,013,157.68
49-60	$0.8441 per rsf monthly	$1,043,570.96
61-72	$0.8694 per rsf monthly	$1,074.849.65
73-84	$0.8956 per rsf monthly	$1,107,241.03
85-96	$0.9224 per rsf monthly	$1,140,374.19
97-108	$0.9501 per rsf monthly	$1,174,620.03
109-120	$0.9786 per rsf monthly	$1,209,854.92
121-132	$1.0079 per rsf monthly	$1,236,312.00
133-144	$1.0381 per rsf monthly	$1,283,415.49
145-156	$1.0693 per rsf monthly	$1,321,988.42
157-168	$1.1014 per rsf monthly	$1,361,674.04
169-180	$1.1344 per rsf monthly	$1,402,472.33

*This period shall include any partial month at the beginning of the Term, in which case the period would be equal to the partial month, plus calendar months 1-12.

1.7	Security Deposit: $155,000.00.

1.8	Permitted Use: The Premises may be used for all legally permitted uses.

1.9	Brokers: CBRE (Tenant only)

1.10	Interest Rate: The lesser of: (a) an interest rate equal to the Prime Rate (as stated under the column “Money Rates” in the Wall Street Journal), plus two percent (2%) per annum; or (b) the maximum rate permitted by law.

SINGLE-TENANT TRIPLE NET LEASE

This SINGLE-TENANT TRIPLE NET LEASE ("Lease"), which includes the preceding Summary of Basic Lease Information and Definitions ("Summary") attached hereto and incorporated herein by this reference, is made as of January [__], 2020, by and between ___________________ ("Landlord"), and SYSTRON DONNER INERTIAL, INC., a Delaware corporation ("Tenant").

1.             Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 1.3 of the Summary.

2.             Term; Options to Extend.

2.1           Term. This Lease shall be effective upon the date of full execution and delivery (the "Effective Date"). The term of this Lease (the "Term") shall commence upon the Commencement Date and shall, subject to Section 2.2 below, expire on the Lease Expiration Date, unless sooner terminated or extended as permitted herein, and if extended, the "Term" will include any Option Term.

2.2           Options to Extend. Subject to the terms hereof, Landlord hereby grants to Tenant two (2) options (each, an "Extension Option") to extend the Term of this Lease with respect to the entire Premises for five (5) years each (each, an "Option Term"), on the same terms, covenants and conditions as provided for in this Lease during the initial Lease Term (or prior Option Term, as the case may be), except that the Monthly Rent shall be equal to greater of (i) the Fair Market Rental Rate (as defined below), or (ii) the Monthly Rent in effect at the expiration of the Term, plus 3%. Each Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no later than the date which is six (6) months prior to the expiration of the then current Term. Failure of Tenant to timely exercise any such Extension Option shall render such Extension Option (and any succeeding Extension Option, if any) null and void and of no further force or effect whatsoever.

2.3           Fair Market Rental Rate. For purposes of the Lease, the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that comparable landlords have accepted in current transactions between non-affiliated parties from new, non-expansion, non-renewal and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time in a comparable properties and buildings (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of Tenant’s liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make and receive the same economic payments and concessions that Landlord would otherwise make and receive in Comparable Transactions. Tenant shall receive a rent credit in the amount of the brokerage commission that Landlord would have otherwise been required to pay and such other generally applicable economic terms.

2.3.1        Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount within fifteen (15) days (but in no event later than twenty (20) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Fair Market Rental Rate. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (a) through (e) below. Failure of Tenant to so elect in writing within Tenant’s Review Period shall conclusively be deemed its disapproval of the Fair Market Rental Rate determined by Landlord.

2.3.2        In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this Article, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (a) through (e) below.

2.3.3        Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Property is the closest to the actual Fair Market Rental Rate for the Property as determined by the arbitrator, taking into account the requirements of this Article. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

2.3.4        The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

2.3.5        The decision of the arbitrator shall be binding upon Landlord and Tenant, except as provided below.

2.3.6        If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court in the County in which the Property is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

2.3.7        The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3.8        In the event that Tenant objects to the Fair Market Rental Rate as determined by the arbitration provision specified above, Tenant may elect to terminate the Lease upon twelve (12) months’ written notice sent to Landlord at any time within ninety (90) days following the establishment of the Fair Market Rental Rate as determined by such arbitration. In the event Tenant elects to terminate the Lease, Tenant shall reimburse Landlord for its reasonable attorneys’ fees and reasonable costs associated with such arbitration. In the event that the above-referenced twelve (12)-month period overlaps beyond the expiration of the Lease Term or any extension thereof, Tenant shall pay rental to Landlord during the period of such overlap at the Fair Market Rental Rate determined pursuant to such arbitration.

3.             Rent.

3.1           Monthly Rent. Tenant agrees to pay Landlord, as rent for the Premises, the Monthly Rent designated in Section 1.6 of the Summary. The Monthly Rent shall be paid by Tenant in advance on the first day of each and every calendar month commencing upon the Commencement Date. Monthly Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2           Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Rent described in Section 3.1 above shall be considered additional rent for the purposes of this Lease, and the word "Rent" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Rent is referenced. Rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any deduction or offset except as specified elsewhere in the Lease, in lawful money of the United States of America.

4.             Triple-Net Lease. Except as otherwise provided herein, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the Rent to be paid each month during the Term of this Lease. Accordingly, and except as otherwise provided herein, all actual costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise and accrue during the Term of this Lease shall be paid by Tenant. Nothing herein contained shall be deemed to require Tenant to pay or discharge any liens or deeds of trust of any character whatsoever which may exist or hereafter be placed upon the Premises by an affirmative act or omission of Landlord.

5.             Security Deposit. Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the Security Deposit (if any) designated in Section 1.7 of the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If Tenant defaults with respect to any of its obligations under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.

6.             Use.

6.1           General. Tenant shall use the Premises for the Permitted Use specified in Section 1.8 of the Summary. Tenant shall, at its sole cost and expense, observe and comply with all requirements of all recorded covenants, conditions and restrictions now or hereafter affecting the Premises and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement (whether structural (except as otherwise provided herein) or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises, including, without limitation, the provisions of the Americans with Disabilities Act ("ADA") as it pertains to the condition, use, occupancy, improvement and alteration (whether structural (except as otherwise provided herein) or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises

6.2           Signs and Auctions. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, Landlord hereby grants Tenant the right, at Tenant's sole cost and expense, to install an exterior identification sign on the face of the Building and a monument sign at the entrance to the Property. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building and the Property caused by such removal. If Tenant fails to so remove such signs, then Landlord shall have the right to do at Tenant's sole cost and expense. Except for such signage, Tenant may not install any signs on the exterior of the Building or at the Property. Tenant shall have no right to conduct any auction in, on or about the Premises.

7.             Payments and Notices. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. California time on a business day (if such transmission is after 5:00 p.m. California time on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

8.             Surrender. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and Tenant shall deliver exclusive possession of the Premises to Landlord broom clean and in substantially the same condition and repair as when delivered by Landlord, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant's personal property and trade fixtures (and those items, if any, of Tenant Improvements and Tenant Changes identified by Landlord pursuant to Section 11.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Section 11.2 below.

9.             Taxes.

9.1           Real Property Taxes. Tenant agrees to pay to the applicable taxing authority, prior to delinquency, all general and special real property taxes, assessments (including, without limitation, change in ownership taxes or assessments, but excluding all taxes imposed by the county or other governmental authority on the sales proceeds received by Landlord in connection with any sale of the Property), liens, bond obligations, license fees or taxes, commercial rent taxes and any similar impositions in-lieu of other impositions now or previously within the definition of real property taxes or assessments and any and all assessments under any covenants, conditions and restrictions affecting the Premises (collectively "Real Property Taxes") which may be now or hereafter levied or assessed against the Premises applicable to the period from the Commencement Date, until the expiration or sooner termination of this Lease; provided, however, Real Property Taxes shall not include Landlord’s income, franchise, estate or inheritance taxes. All Real Property Taxes for the tax year in which this Lease terminates shall be apportioned and adjusted so that Tenant shall not be responsible for any Real Property Taxes for a period of time occurring subsequent to the expiration of the Lease term.

9.2           Personal Property Taxes. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant).

10.          Repairs.

10.1         Tenant's Repair Obligations. Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, replace and preserve the Premises and all parts thereof, structural and non-structural, including, without limitation, utility meters, plumbing, pipes and conduits, all heating, ventilating and air conditioning systems located within the Premises, all fixtures, furniture and equipment, Tenant's signs, if any, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, restrooms, ceilings, interior walls, roof, skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, parking areas, driveways, walkways, parking lots, loading dock areas and doors, rail spur areas, fences, signs, lawns and landscaping, if any, all Tenant Improvements, Tenant Changes or other alterations, additions and other property and/or fixtures located within the Premises in good condition and repair, reasonable wear and tear excepted.

10.2         Landlord's Repair Rights. Landlord has no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit, replace, redecorate or paint all or any part of the Premises, nor shall Landlord have any right to do so, except as expressly provided in this Section 10.2 and in Sections 17 and 18 below. If Tenant fails to perform Tenant's obligations under Section 10.1 hereof, or under any other provision of this Lease, then Landlord shall have the option (but not the obligation) to enter upon the Premises after fifteen (15) days' prior written notice to Tenant, or in the case of an emergency immediately without prior notice, to perform such obligations on Tenant's behalf necessary to return the Premises to good order, condition and repair, at Tenant’s cost.

10.3         Condition of Premises. Tenant further acknowledges and agrees that Tenant occupied the Premises prior to the Commencement Date and, except to the extent specifically set forth in this Lease, the leasing of the Premises as provided for herein is made on an "AS-IS" condition and basis with all faults. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the Effective Date, neither the Premises, the Building nor the Real Property have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the fees for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Landlord and Tenant agree that (a) Tenant may, at Tenant’s cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection, and (c) Tenant shall be responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises identified by any such CASp inspection.

11.          Alterations.

11.1         Tenant Changes; Conditions.

(a)          Tenant shall not make any alterations, additions, or improvements to the Premises that affect the Building structure (collectively, "Tenant Changes," and individually, a "Tenant Change") unless Tenant first obtains Landlord's prior written approval thereof, which approval Landlord shall not unreasonably withhold, condition or delay.

(b)          Prior to performing any Tenant Changes, Tenant shall submit to Landlord plans and specifications for such Tenant Changes for Landlord's approval. After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor, Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with licensed and bondable contractors and subcontractors selected by Tenant and approved by Landlord; and (ii) before proceeding with any Tenant Change, provide Landlord with at least fifteen (15) days' prior written notice thereof. In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of such Tenant Change.

(c)          All alterations by Tenant, including Tenant Changes, shall be performed: (i) in accordance with the plans, specifications and working drawings pre-approved by Landlord; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, rules and regulations of all governmental agencies and authorities including, without limitation, applicable building permit requirements and the provisions of Title III of the ADA and all applicable laws; and (iv) by licensed contractors and subcontractors. In no event shall any Landlord-approved Tenant Changes to the roof of the Building cause a violation of any roof warranty maintained by Landlord.

11.2         Removal of Tenant Changes and Tenant Improvements. All Tenant Changes and tenant improvements in the Premises installed by Tenant (the "Tenant Improvements"), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, in the event Tenant fails to remove such items, Tenant shall pay to Landlord all of Landlord's commercially reasonable costs of such removal and repair).

12.          Liens. Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Premises. Tenant shall, at Landlord's request, provide Landlord with enforceable, conditional and final lien releases (and other reasonable evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, promptly cause such lien to be released of record or bonded so that it no longer affects title to the Premises, provided that Tenant shall have the right to contest any lien claims in good faith.

13.           Assignment and Subletting.

13.1         Restriction on Transfer. Tenant will not assign this Lease in whole (a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay except as provided in this Section 13. The consent by Landlord to any assignment shall not constitute a waiver of the necessity for such consent to any subsequent assignment.

13.2         Transfer Notice. If Tenant desires to effect Transfer, then at least twenty (20) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant agrees to give Landlord a notice (the "Transfer Notice"), stating the name, address and business of the proposed assignee or other transferee (sometimes referred to hereinafter as "Transferee"), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require.

13.3         Permitted Transfers and Subletting. Notwithstanding the provisions of this Section 13 to the contrary, Tenant may (a) assign this Lease the Premises or any portion thereof without Landlord's consent, to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity that acquires all of the assets of Tenant's business as a going concern or (b) sublet all or any part of the Premises without Landlord's consent.

14.          Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to exhibit the Premises to prospective lenders or purchasers, to post notices of non-responsibility, to alter, improve or repair the Premises as contemplated by this Lease and/or to otherwise exercise its rights and remedies under this Lease.

15.          Utilities and Services.

15.1         Tenant’s Payment; Interruption in Service. Tenant shall be solely responsible for obtaining and shall promptly pay all charges for heat, air conditioning, water, gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises directly to the supplying utility companies following the Commencement Date, together with all deposits and hook-up and connection charges for such utilities. Tenant shall reimburse Landlord within thirty (30) days of billing for any hook-up, connection, fixture or other charges and/or tariffs that are charged to Landlord by utility companies. Landlord will notify Tenant of this charge as soon as it becomes known and such charge will be due as additional rent. In the event that Tenant is prevented from using, and does not use, the Premises, Building or Property or any portion thereof, for three (3) consecutive business days or ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of (a) any damage or destruction to the Premises, Property, the parking facility and/or the Building, (b) any repair, maintenance or alteration performed by Landlord after the Commencement Date and required or permitted by the Lease, which substantially interferes with Tenant’s use of the Premises, Property, the parking facility and/or the Building, (c) any failure by Landlord to provide Tenant with services or access to the Premises, Property, the parking facility and/or the Building, (d) because of an eminent domain proceeding, or (e) because of the presence of hazardous substances in, on or around the Premises, the Building or the Property which could pose a health risk to occupants of the Property, then Tenant’s rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Property or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Property bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence. If Tenant’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Property, the parking facility, the Building, or Tenant’s property, Tenant’s abatement period shall continue until Tenant has been given sufficient time and sufficient access to the Property, the parking facility and/or the Building, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such damage or destruction and/or eminent domain taking and to move in over one (1) weekend. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Sections 17 or 18, then the Eligibility Period shall not be applicable.

15.2        Energy Usage Disclosure. Within five (5) business days of Landlord’s request at any time during the Term and within twelve (12) months following the expiration or earlier termination of this Lease, Tenant shall provide written consent to disclosure of Tenant’s energy usage records at the Premises to all applicable utility companies, and any other information or documentation as such utility companies may require or as may be required under applicable law, in order to enable Landlord to comply with the reporting requirements under California Public Resources Code Section 25402.10 and applicable regulations issued in connection therewith. The terms and provisions of this Section shall survive the expiration or earlier termination of this Lease.

16.          Indemnification and Exculpation.

16.1         Tenant's Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord's agent(s), Landlord shall not be liable to Tenant, Tenant's employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other persons in the Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable for any consequential damages or loss of business or profits and Tenant hereby waives any and all claims for any such damages. All property of Tenant kept or stored on the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord or Landlord's agent(s). Landlord or its agents shall not be liable for interference with the light or other intangible rights.

16.2         Indemnification. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord's officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any occurrence at the Premises following Tenant’s occupancy of the Premises, unless caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant's Parties; (c) the use of the Premises and conduct of Tenant's business by Tenant or any of Tenant's Parties, or any other activity, work or thing done or permitted by Tenant or any of Tenant's Parties, in or about the Premises; and/or (d) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld.

16.3         Environmental Indemnification. Tenant agrees to indemnify, protect, defend and hold harmless Landlord’s Indemnified Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant during the Term of this Lease. The provisions of this Section 16.3 shall survive the termination of this Lease for a period of three (3) years following termination. The term “Hazardous Materials” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Materials shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof.

16.4         Survival; No Release of Insurers. The indemnification obligations under Section 16.2 shall survive the expiration or earlier termination of this Lease. The covenants, agreements and indemnification in Sections 16.1 and 16.2 above, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease.

17.          Damage or Destruction.

17.1         Landlord's Rights and Obligations. In the event the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord's contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred eighty (180) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant's insurance which Tenant is required to deliver to Landlord pursuant to Section 19.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord's contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred eighty (180) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a) repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including, to the extent of insurance proceeds received from Tenant, any Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b) terminate this Lease effective as of the date which is thirty (30) days after Tenant's receipt of Landlord's election to so terminate.

Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within sixty (60) days after the occurrence of such casualty and shall include the estimated completion date of such repairs in such notice. In the event that Landlord’s contractor estimates that such repairs will require longer than one hundred eighty (180) days following the date of the damage to complete, then Tenant may elect to terminate the Lease by written notice to Landlord, to be given not later than twenty (20) days following Tenant’s receipt of Landlord’s notice.

17.2         Tenant's Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Building, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Changes in the Premises (excluding proceeds for Tenant's furniture, trade fixtures and other personal property), whether or not this Lease is terminated as permitted in this Section 17, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If Tenant fails to obtain insurance for the full replacement cost of the Tenant Changes which Tenant is required to insure pursuant to Section 19.1(a) hereof, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord's or Tenant's insurance with respect to such items.

17.3         Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Building, Tenant is prevented from using, and does not use, the Building or any portion thereof, then the Monthly Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Building or portion thereof, in the proportion that the rentable square feet of the portion of the Building that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Building. Except for abatement of Monthly Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant's business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4         Inability to Complete. Notwithstanding anything to the contrary contained in this Section 18, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is thirty (30) days after the date estimated by Landlord's contractor for completion thereof pursuant to Section 17.1, then either party may elect to terminate this Lease upon thirty (30) days' prior written notice to the other; provided, however, Landlord shall only have such right of termination for delay by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure Delays as defined in Section 30.16, and delays caused by Tenant or any Tenant Parties).

17.5         Damage Near End of Term. Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease, Tenant has not exercised its Extension Option, and Landlord's contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

17.6         Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

18.          Eminent Domain.

18.1         Total or Partial Taking. In case all of the Premises, or such part thereof as shall materially and substantially interfere with Tenant's ability to conduct its business upon the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, in the event of such a taking, Tenant shall be entitled to such portion of the award as shall be attributable to goodwill and for damage to, or the cost of removal of, Tenant's personal property. In the event this Lease is not terminated following a taking, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall restore the Premises to substantially their same condition prior to such partial taking to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Monthly Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. If the award proceeds from the taking are insufficient to restore the Premises as required by the preceding sentence and Landlord does not provide its own funds to so restore the Premises, and if as a result thereof Tenant's ability to use the Premises as contemplated by this Lease is materially and substantially impaired, then Tenant may elect to terminate this Lease by giving Landlord written notice thereof; provided, however, Landlord may rescind such termination by giving Tenant written notice within ten (10) business days following Landlord's receipt of such termination notice from Tenant that Landlord will provide the necessary funds to so restore the Premises.

18.2         Temporary Taking. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Lease Term. For purposes of this Section 18.2, a temporary taking shall be defined as a taking for a period of one (1) year or less.

18.3         Waiver of Termination. Tenant and Landlord waive any right to terminate this Lease under Section 1265.130 of the California Code of Civil Procedure, or any similar statute or law now or hereafter in force.

19.          Insurance.

19.1.1      Tenant’s Insurance. On or before the Commencement Date, and continuing thereafter until the expiration of the Term, Tenant shall obtain and keep in full force and effect respecting the Premises, the following insurance:

(a)          Special Form insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief, earthquake and flood coverage upon the building and property of every description and kind located on the Premises, including, without limitation, furniture, equipment and any other personal property and any Tenant Changes in an amount not less than $15 million.

(b)          Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability, liquor liability, products and completed operations liability, and owned/non-owned auto liability, with a general aggregate of not less than Two Million Dollars ($2,000,000) per occurrence with "umbrella" or excess liability coverage of not less than Five Million Dollars ($5,000,000).

(c)          Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d)          Pollution legal liability insurance and/or environmental impairment insurance, covering claims for damage or injury caused by Hazardous Materials, including, without limitation, bodily injury, wrongful death, property damage, including loss of use, removal, cleanup and restoration of work and materials necessary to return the Premises and any other property of whatever nature located on the Premises to their condition existing prior to the Commencement Date of this Lease.

19.1.2      Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. The policies shall be in effect for the entire Term and shall be renewed annually during the term. Such insurance shall (i) name Landlord as an additional insured; (ii) be issued by an insurance company having a rating of not less than A-VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that the insurer shall endeavor to provide that said insurance shall not be canceled or coverage changed unless ten (10) days' prior written notice shall have been given to Landlord and any mortgagee. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as additional rent within ten (10) days after delivery to Tenant of bills therefor.

20.          Waiver of Subrogation.

20.1         Waiver. Each of Landlord and Tenant hereby waives its rights against the other with respect to any claims or damages or losses which are caused by or result from occurrences which would have been covered under any property insurance required to be obtained and maintained by such party under Section 16 of this Lease had such insurance been obtained and maintained as required therein. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

20.2         Waiver of Insurers. Each of Landlord and Tenant shall cause each insurance policy required to be obtained by it pursuant to Section 19 to provide that the insurer waives all rights of recovery by way of subrogation against the other party in connection with any claims, losses and damages covered by such policy. If either party fails to maintain the insurance required hereunder, such risks shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

21.          Tenant's Default and Landlord's Remedies.

21.1         Tenant's Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a)           the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, within five (5) business days of written notice from Landlord that such payment was not received;

(b)           the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 18.1(a) or 18.1(b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that it may be cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(c)           (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days;

(d)           Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice given under this Section 21.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

21.2         Landlord's Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)          the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b)          the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)          the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)          any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys' fees; unamortized brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 21.2(a) and (b)above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in Section 1.10 of the Summary. As used in Section 21.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

21.3         Landlord's Remedies; Continuation of Lease. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute thereof in the event Tenant has abandoned the Premises.

21.4         Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 18 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease.

22.          Subordination. At the request of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Premises, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Premises, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof).

23.          Estoppel Certificate. Within ten (10) business days following Landlord's written request, Tenant shall execute and deliver to Landlord an estoppel certificate, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant's knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 23 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees.

24.          Quiet Enjoyment. Landlord covenants and agrees with Tenant that, so long as Tenant is not in default under this Lease (beyond applicable notice and cure periods), Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, in accordance with and subject to the terms and conditions of this Lease, as against all persons claiming by, through or under Landlord.

25.          Brokers. Each party represents and warrants to the other, that except for Landlord’s broker disclosed in Section 1.9, no broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, or (b) is or might be entitled to a commission or compensation in connection with this Lease. Each party shall indemnify, protect, defend and hold harmless the other party from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by such party of the foregoing representation.

26.          Holding Over. If Tenant holds over after the expiration or earlier termination of the Term, then, without waiver of any right on the part of Landlord as a result of Tenant's failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Monthly Rent equal to one hundred twenty-five percent (125%) of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease.

27.          Miscellaneous. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Premises are located. All of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns. The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:	[__________________________________________________________]

By:
Name:
Title:

TENANT:	SYSTRON DONNER INERTIAL, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT "A"

LEGAL DESCRIPTION OF PROPERTY

[To be attached]